Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR 2008

            Company reports GAAP earnings of $0.07 per share for the fourth quarter of 2008; quarterly Non-GAAP earnings of $0.12 per share
            Company reports GAAP earnings of $0.36 per share for 2008; Non-GAAP earnings of $0.47 per share
            The Company announces today that it will not be conducting a regularly scheduled conference call in connection with this earnings release.

DURHAM, N.C. - March 3, 2009 - Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the quarter ended December 31, 2008, reporting net income of $1.5 million, or $0.07 per share compared with $9.1 million, or $0.41 per share for the quarter ended December 31, 2007. This result was primarily driven by decreased FUZEON sales in 2008, a write-off of certain patents and a non-recurring cost of goods sold credit recognized in the fourth quarter of 2007, offset, in part, by lower operating expenses.

For the quarter ended December 31, 2008, the Company reported Non-GAAP net income of $2.6 million, or $0.12 per share compared with $5.2 million or $0.23 per share in the fourth quarter of 2007. This decrease was primarily driven by decreased FUZEON sales, offset, in part, by lower operating expenses. Our results under GAAP, for the fourth quarter of 2008, have been adjusted primarily for (1) future lease costs recorded in conjunction with the shut- down of the Company's corporate offices and research facility (2) an income tax benefit recognized as a result of reducing our valuation allowance on deferred tax assets and (3) the write-off of certain patents. A reconciliation and explanation of the differences between GAAP and Non-GAAP earnings is detailed in the table below.

For the year ended December 31, 2008, the Company reported net income of $8.0 million, or $0.36 per share, compared with $27.4 million, or $1.24 per share for the year ended December 31, 2007. This result was primarily driven by decreased FUZEON sales, a write-off of certain patents and a non-recurring cost of goods sold credit recognized in the fourth quarter of 2007, offset, in part, by lower operating expenses.

For the year ended December 31, 2008, the Company reported Non-GAAP net income of $10.4 million, or $0.47 per share, compared with $18.4 million, or $0.83 per share for the year ended December 31, 2007. This decrease was primarily driven by decreased FUZEON sales, offset in part by lower operating expenses.

Cash, cash equivalents and investment securities available-for-sale totaled $31.6 million at December 31, 2008, compared to $69.6 million at December 31, 2007. As previously announced, during 2008, the Company paid $55.5 million in special dividends to stockholders.

Wholesaler Inventory

Historically, in the U.S., the Company has observed increases in wholesaler inventory levels of FUZEON at the end of the fourth quarter where wholesaler inventory levels increase above the average wholesaler inventory of approximately 25 days.

Based on information provided by Roche, we believe average wholesaler inventory at the end of 2008 was approximately 53 days compared to approximately 34 days at the end of 2007. The Company believes that this inventory build-up may impact sales for the first quarter of 2009 if inventory levels return to the 25 day level.

2009 Guidance

The Company expects total operating expenses in 2009 to be in the range of $4.0 million to $6.0 million; previously, the Company announced expected 2009 total operating expenses to be in the range of $5.0 million to $8.0 million.

Earnings Conference Call

The Company announces today that it will not be conducting a regularly scheduled conference call in connection with this earnings release.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Statement Regarding Adjusted (Non-GAAP) Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company has included certain adjusted financial results. Reconciliations between GAAP and Non-GAAP earnings for the three months and years ended December 31, 2008 and 2007 are provided in the table below. The Company believes that the presentation of adjusted results provides meaningful supplemental information regarding our financial results for the three months and year ended December 31, 2008 as compared to the three months and year ended December 31, 2007 because the adjustments between GAAP and Non-GAAP earnings provide information related to the ongoing operations of the Company. The Company believes that this financial information is useful to management and investors in assessing our historical performance and results. The Company will use these adjusted financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The adjusted financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Our results under GAAP have been adjusted for the following events that occurred during the three months and years ended December 31, 2008 and 2007: (1) future lease costs recorded in conjunction with the shut- down of the Company's corporate offices and research facility, (2) asset impairment charges, (3) an amendment to our research agreement with Roche that resulted in the accelerated recognition of milestone revenue (4) income tax benefit recognized as a result of reducing our valuation allowance on deferred tax assets, (5) the write-off of certain patents (6) reductions to the Company's workforce that resulted in additional expense, and (7) a change in the method for calculating the cost of goods sold of FUZEON that resulted in a credit to the Company. See the table and accompanying footnotes below for a detailed reconciliation of GAAP and adjusted earnings.

Reconciliations between GAAP and Non-GAAP earnings for the three months and years ended December 31, 2008 and 2007 are provided in the following table:

	Three Months Ended		Year Ended
	December 31, 2008 [in thousands except per share amounts] (unaudited)	December 31, 2007 [in thousands except per share amounts] (unaudited)	December 31, 2008 [in thousands except per share amounts] (unaudited)	December 31, 2007 [in thousands except per share amounts] (unaudited)
Net income (GAAP)	$ 1,532	$ 9,059	$ 8,009	$ 27,425
Lease expense [1]	357		913
Asset impairment charges [2]			989
Milestone revenue [3]	(66)	(66)	(265)	(9,435)
Income tax benefit [4]	(506)		(506)
Patent write-off [5]	1,246		1,246
Charge related to the reduction in workforce [6]		1,645		5,909
Cost of goods sold credit [7]		(5,470)		(5,470)
Net income (Non-GAAP)	$ 2,563	$ 5,168	$ 10,386	$ 18,429
Diluted net income per share (GAAP)	$ 0.07	$ 0.41	$ 0.36	$ 1.24
Diluted net income per share (Non-GAAP)	$ 0.12	$ 0.23	$ 0.47	$ 0.83

[1] In the second quarter of 2008, the Company shut-down its corporate offices and research facility and relocated to smaller office space. Under Statement of Financial Accounting Standards No. 146 "Accounting for Costs Associated with Exit or Disposal Activities", the Company recorded a liability and non-cash expense based on the remaining rental payments due under the lease agreement reduced by estimated sublease rental income. In the fourth quarter of 2008, the Company increased the liability based on the current estimate of the sublease rental income.

[2] In the second quarter of 2008, in conjunction with the shut-down of the Corporate offices and research facility mentioned above, the Company wrote off all remaining property, furniture and equipment (79% of this write off relates to leasehold improvements.)

[3] On March 13, 2007, the Company entered into an agreement with Hoffmann-La Roche, Inc. ("Roche"), the Company's collaborative partner, that amended the terms of the Research Agreement between the Company and Roche. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes our lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[4] Income tax benefit - the Company recognized an income tax benefit in the fourth quarter of 2008 due to the release of a portion of its valuation allowance based on near-term forecasted income exceeding the limitation placed on its net operating losses. The benefit recognized reflects the limitation on utilization of the Company's net operating losses as described below.

Based on an analysis of changes in its common stock ownership, the Company believes that the threshold for an "ownership change" under Section 382 of the Internal Revenue Code was surpassed in the fourth quarter of 2008. This change limits the utilization of its net operating losses generated prior to such ownership change to approximately $500,000 per year until the expiration of the net operating losses.

[5] During the fourth quarter of 2008, the Company determined that all patents related to T-1249 should be written off. T-1249 is a second-generation HIV fusion inhibitor which the Company is no longer developing. It is the Company's intention to maintain all patent protection over its most recent HIV fusion inhibitor TRI-1144.

[6] During the three months and year ended December 31, 2007, the Company recorded charges to the Statement of Operations related to reductions in workforce.

[7] In the fourth quarter of 2007, the Company entered into discussions with Roche related to the models used to calculate cost of goods sold for FUZEON. During the course of the discussions, the Company and Roche concluded that the models being used resulted in an overestimate in the costs of goods sold being charged to the collaboration. As a result, the Company received a credit from Roche of approximately $5.5 million for over charges to FUZEON cost of goods sold during the period from 2003 to 2006. The credit appears in the calculation of collaboration income for the fourth quarter of 2007.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

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Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2008	2007	2008	2007
Revenue:
Milestone revenue [1]	$ 66	$ 66	$ 265	$ 9,435
Royalty revenue	2,691	3,865	11,354	15,727
Collaboration income [2]	2,124	8,531	8,994	24,223
Total revenue and collaboration income	4,881	12,462	20,613	49,385

Operating expenses:
Research and development	1,479	3,018	5,118	12,883
General and administrative	1,934	950	7,712	11,100
(Gain)/Loss on disposal of equipment	(35)	(7)	461	(24)
Total operating expenses [3]	3,378	3,961	13,291	23,959

Operating income	1,503	8,501	7,322	25,426

Other income (expense)
Interest income	307	808	2,063	3,010
Loss on investments	(644)	--	(1,347)	--
Interest expense	(63)	(116)	(348)	(635)
Total other income (expense)	(400)	692	368	2,375

Income before taxes	1,103	9,193	7,690	27,801
Income tax (benefit)/provision	(429)	134	(319)	376
Net income	$ 1,532	$ 9,059	$ 8,009	$ 27,425

Basic net income per share	$ 0.07	$ 0.41	$ 0.36	$ 1.24

Diluted net income per share	$ 0.07	$ 0.41	$ 0.36	$ 1.24

Weighted average shares outstanding - basic	22,186	22,117	22,182	22,065
Weighted average shares outstanding - diluted	22,271	22,141	22,271	22,085

Notes:

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes the lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[2] Collaboration income represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our collaboration agreement with Roche. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON. In the fourth quarter of 2007, the Company entered into discussions with Roche related to the models used to calculate cost of goods sold for FUZEON. During the course of the discussions, the Company and Roche concluded that the models being used resulted in an overestimate in the costs of goods sold being charged to the collaboration. As a result, the Company received a credit from Roche of approximately $5.5 million for over charges to FUZEON cost of goods sold during the period from 2003 to 2006. The credit appears in the calculation of collaboration income for the fourth quarter of 2007.

[3] Included in general and administrative expenses for the three months and year ended December 31, 2008 are charges of $357,000 and $913,000, respectively, related to future lease commitments recognized as a result of the shut-down of the Company's former corporate offices and research facility. Included in research and development for the three months and year ended December 31, 2008 is a charge of $1.2 million related to the write-off of certain patents. Excluding these charges for the year ended December 31, 2008, total operating expenses would have been $11.1 million.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

(unaudited)

	December 31, 2008	December 31, 2007
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 28,750	$ 67,825
Other current assets	3,334	12,979
Total current assets	32,084	80,804
Property, furniture and equipment - net	--	1,644
Long-term investment securities available-for-sale	2,827	1,767
Total other assets	9,301	9,906
Total assets	$ 44,212	$ 94,121
Liabilities and Stockholders' Equity
Total current liabilities	$ 3,541	$ 6,439
Long term portion of deferred revenue	1,304	1,569
Accrued marketing costs	18,271	17,923
Accrued compensation - long-term	74	150
Other liabilities	--	718
Total liabilities	23,190	26,799

Total stockholders' equity	21,022	67,322
Total liabilities and stockholders' equity	$ 44,212	$ 94,121

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007

United States and Canada	$ 16.1	$ 31.5	$ 64.2	$ 124.3
Rest of World	24.4	35.0	102.8	142.5
Worldwide Total	$ 40.5	$ 66.5	$ 167.0	$ 266.8

** may not add due to rounding

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